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                                                                    EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our auditors' report dated September 26, 2000 (except with respect to the matter discussed in Note 6, as to which the date is October 25, 2000, and except with respect to the matters discussed in Notes 4 and 7, as to which the date is September 30, 2000) on the December 31, 1999 and 1998 financial statements of Aviation Sales Distribution Services Business which is included in the Kellstrom Industries, Inc. Form 8-K/A filed February 16, 2001.

ARTHUR ANDERSEN LLP


Miami, Florida,
   April 27, 2001.